Exhibit 2.2


                                                      March 8, 1999

PERSONAL AND CONFIDENTIAL

WDC Acquisition Corp.
c/o DLJ Merchant Banking Partners II, Inc.
277 Park Avenue
New York, NY 10172

WDC Stock Acquisition Corp.
c/o DLJ Merchant Banking Partners II, Inc.
277 Park Avenue
New York, NY 10172

Gentlemen:

          We understand that WDC Acquisition Corp. ("Merger Sub") proposes to engage in a leveraged recapitalization transaction (the "Recapitalization") with Condor Systems, Inc. (the "Company") in the manner set forth below. You have advised us that you propose to complete the Recapitalization in accordance with the Agreement and Plan of Merger, dated the date hereof (the "Merger Agreement") among Merger Sub, the Company and certain existing shareholders of the Company. Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the "Merger"). Immediately prior to the Merger, the DLJMB Investors (as defined herein) will purchase (the "Purchase") from certain existing stockholders of the Company and from the Company Employee Stock Ownership Plan certain shares of Class A and Class B Common Stock of the Company. Such purchases will take place pursuant to a Stock Purchase and Consent Agreement and an ESOP Stock Purchase Agreement (together, the "Stock Purchase Agreements") between WDC Stock Acquisition Corp. ("Other Sub") and such respective selling stockholders, which Other Sub will assign, prior to such purchases, to some or all of the DLJMB Investors. Pursuant to the Merger, shares of Series A Preferred Stock of the Company, par value $0.001 per share, will convert into the right to receive cash, and shares of Class A Common Stock of the Company, par value $0.001 per share, and Class B Common Stock of the Company, par value $0.001 per share, will, depending on the identity of the holder, convert into cash or shares of stock of the surviving corporation, all as set forth in the Merger Agreement. In the Merger, the shares of Common Stock of Merger Sub purchased as contemplated by this letter will convert into similar shares of stock of the surviving corporation, as set forth in the Merger Agreement.






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          You have advised us that the total cash proceeds required to consummate the Recapitalization (including payments with respect to shares of Company stock, the refinancing of existing indebtedness of the Company, the cashout of outstanding warrants and employee stock options and the payment of related fees and expenses) will be approximately $150.9 million (including shares rolled over by existing shareholders valued at approximately $6.4 million). It is anticipated that the Recapitalization will be financed by (i) the issuance by the Company, for cash, of $100 million of senior subordinated notes (the "Notes"), and (ii) the issuance by Merger Sub of shares of common stock ("Merger Sub Common Stock") to the Investors and the Purchase by the DLJ Investors, representing an aggregate equity investment of $50.9 million. It is anticipated that the Company will enter into a new $50 million senior credit facility with various lenders, Bank of America National Trust and Savings Association, as Administrative Agent and NationsBanc Montgomery Securities L.L.C., as Sole Lead Arranger and Sole Book Manager (the "Credit Facility").

          The Recapitalization and the Merger, and transactions related or incidental thereto, including the raising of funds required to consummate the Recapitalization, are hereafter referred to as the "Transaction".

          We are pleased to advise you that each of the following groups: (i) DLJ Merchant Banking Partners II, L.P., DLJ Merchant Banking Partners II - A, L.P., DLJ Offshore Partners II, C.V., DLJ Diversified Partners, L.P., DLJ Diversified Partners - A, L.P., DLJ Millennium Partners, L.P., DLJ Millennium Partners - A, L.P., DLJMB Funding II, Inc., UK Investment Plan 1997 Partners, DLJ EAB Partners, L.P., DLJ ESC II, L.P. and DLJ First ESC, L.P. (collectively, the "DLJMB Investors"), (ii) Behrman Capital II L.P. and Strategic Entrepreneur Fund II L.P. (together, the "Behrman Investors"), and (iii) Ashton Carter, John Deutch, Robert Hermann, Paul Kaminski, William Perry, Irving Yoskowitz, and John White (collectively, the "GTP Investors," and collectively with the DLJMB Investors and the Behrman Investors, the "Investors") hereby, severally, and not jointly, commit (the "Commitment") to purchase shares of one or more classes of Merger Sub Common Stock (and, in the case of the DLJMB Investors, shares of Class A Common Stock and Class B Common Stock of the Company pursuant to an assignment of the Stock Purchase Agreements from Other Sub) at the total aggregate purchase price as is set forth opposite the name of each group of Investors on Exhibit II attached hereto. The purchase price for the Merger Sub Common Stock will be $1.00 per share. Except in the case of the GTP Investors, the Merger Sub Common Stock will be paid for entirely in cash. The GTP Investors will pay (i) part in cash, (ii) part by cancellation of a fee payable to GTP in connection with the consummation of the Transaction and (iii) part in non-recourse notes secured by shares of Merger Sub Common Stock purchased pursuant to the foregoing (i) and (ii). The purchase of shares of Merger Sub Common Stock will be made pursuant to, and




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upon the terms and conditions of, a Stock Subscription Agreement among the
Investors and Merger Sub, in a form to be agreed by the parties (the "Stock Subscription Agreement"). The Investors each understand that the shares to be purchased by them will be subject to a shareholders' agreement to be entered into at the time of the closing of the Merger, the principal terms of which are attached as an exhibit to the Merger Agreement. It is further understood by all parties hereto that in the event that the Behrman Investors and / or the GTP Investors fail to purchase all or part of the shares of Merger Sub that they are committing to purchase hereunder, the DLJMB Investors may, at their option, purchase such shares not purchased by the Behrman Investors and / or the GTP Investors, with such purchase to be allocated among the DLJMB Investors at such time.

          This Commitment is subject to the following conditions:

                    (i) the Merger Agreement, Stock Purchase Agreements and related agreements shall have been duly executed and delivered, in the form previously provided, and none of which shall have been amended, waived or otherwise modified in any respect materially adverse to the interests of any Investor without the written consent of the DLJMB Investors and the Behrman Investors;

                    (ii) the Company shall have entered into the Credit Facility, which shall be in form and substance reasonably satisfactory to, and none of which shall have been amended without the written consent of, the DLJMB Investors;

                    (iii) Merger Sub and the Investors shall have entered into the Stock Subscription Agreement;

                    (iv) the Company shall have entered into a securities purchase agreement or placement agreement with Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC") and NationsBanc Montgomery Securities L.L.C. relating to the purchase or placement by DLJSC and NationsBanc Montgomery Securities L.L.C. of the Notes, which shall be in form and substance reasonably satisfactory to, and none of which shall have been amended without the prior written consent of, the DLJMB Investors;

                    (v) the absence of any Material Adverse Effect (as defined in the Merger Agreement); and

                    (vi) each of the foregoing transactions, financings or borrowings shall be consummated substantially simultaneously with any funding of the commitments described herein.




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          This Commitment is not assignable by you. Nothing in this letter, expressed or implied, shall give any person, other than the parties hereto, any benefit or any legal or equitable right, remedy or claim under this letter.

          Merger Sub agrees to indemnify and hold each of the Investors, DLJ Merchant Banking II, Inc., and Behrman Brothers, L.L.C. harmless to the extent set forth in Exhibit I to this letter. Notwithstanding the foregoing, all out-of-pocket costs, expenses and other payments, including but not limited to legal fees and disbursements, incurred by the Investors in connection with the negotiation and consummation of the Transaction, whether or not the Transaction is consummated, shall not be reimbursable under this indemnity but will be paid as provided in the Merger Agreement.

          This Commitment supersedes all prior commitments and undertakings, both written and oral, by any of the Investors, DLJ Merchant Banking II, Inc., and Behrman Brothers, L.L.C. with respect to the subject matter thereof.

          This Commitment will expire at 5:00 p.m., New York time, May 5, 1999, unless the Merger Agreement is terminated in accordance with its terms, in which case this Commitment will expire as of the date thereof.

          This Commitment shall be governed by, and construed in accordance with, the laws of the State of New York.






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Please confirm that the foregoing is in accordance with your understanding by signing and returning to us an executed duplicate of this letter. Upon your acceptance hereof, this letter will constitute a binding agreement among us.

                                            Very truly yours,

                                            DLJ MERCHANT BANKING II, INC.


                                            By:  /s/ David L. Jaffe
                                               --------------------------------
                                                Name: David L. Jaffe
                                                Title:   Managing Director


                                            BEHRMAN BROTHERS, L.L.C.


                                            By:  /s/ William M. Matthes
                                               --------------------------------
                                                Name: William M. Matthes
                                                Title:  Managing Member


                                            GLOBAL TECHNOLOGY PARTNERS,
                                            L.L.C.


                                            By:  /s/ illegible signature
                                               --------------------------------
                                                Name:
                                                Title:  Managing Member


Accepted and agreed as of
the date first above written:

WDC ACQUISITION CORP.


By: /s/ Kirk Wortman
   ---------------------------
    Name:  Kirk Wortman
    Title: President


WDC STOCK ACQUISITION CORP.


By: /s/ Kirk Wortman
   ---------------------------
    Name:  Kirk Wortman
    Title: President




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                                                                       EXHIBIT I

          Merger Sub agrees to indemnify and hold harmless DLJ Merchant Banking Partners II, Inc., Behrman Brothers, L.L.C. and each of the Investors, and each of their respective affiliates and partners, and the respective directors, officers, agents and employees of any of the foregoing (collectively, the "Investor Group") from and against any claims, actions, proceedings, demands, liabilities, damages, judgments, assessments, losses, costs, including fees and expenses, and other liabilities arising out of or in connection with the Commitment under the agreement to which this Exhibit I is attached, the transactions contemplated thereby, or any actions or inactions on behalf of any of the members of the Investor Group in connection with any such Commitment or transactions and will reimburse any member of the Investor Group for all such fees and expenses, including the reasonable fees of counsel, as they are incurred by any member of the Investor Group in connection with any pending or threatened litigation, whether or not any member of the Investor Group is a party. However, notwithstanding anything herein to the contrary, Merger Sub will not be responsible for any claims, liabilities, losses, damages or expenses of any member of the Investor Group that are determined by final judgment of a court of competent jurisdiction to have resulted solely from such member's willful breach of its Commitment or gross negligence or willful misconduct in connection with any of the actions or inactions referred to above. Merger Sub agrees that no member of the Investor Group shall have any liability, whether in contract, tort or otherwise, for claims, liabilities, damages, losses or expenses, including legal fees, incurred by Merger Sub unless they are determined by final judgment of a court of competent jurisdiction to have resulted solely from such member's willful breach of the Commitment or gross negligence or willful misconduct in connection with any of the actions or inactions referred to above.

          Capitalized terms used but not defined herein have the meanings set forth in the agreement to which this Exhibit I is attached.

          In case any action shall be brought against any member of the Investor Group with respect to which indemnity may be sought against Merger Sub under this agreement, Behrman Brothers, L.L.C. (in the case of a member of the Behrman Investors), Global Technology Partners, LLC (in the case of a member of the GTP Investors) or DLJ Merchant Banking II, Inc. (in the case of a member of the DLJMB Investors) (each, a "Notifying Person") shall promptly notify Merger Sub in writing; provided that failure to do so shall not relieve Merger Sub from any liability it may have on account of this indemnity or otherwise, except to the extent Merger Sub shall have been materially prejudiced by such failure. Merger Sub shall, if requested by such Notifying Person, assume the defense of any such action or proceeding, including the employment of counsel satisfactory to such Notifying Person. and the payment of all fees and expenses related thereto. The indemnified party shall have




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the right to employ separate counsel in such action and participate in the defense thereof, but the fees and expenses of such separate counsel shall be at the expense of such indemnified party unless: (i) Merger Sub has failed to assume the defense and employ counsel satisfactory to the Notifying Person or
(ii) the named parties to any such action (including any impleaded parties) include such indemnified party and Merger Sub, and such indemnified party shall have been advised by such separate counsel that there may be one or more legal defenses available to it which are different from or additional to those available to Merger Sub, provided, that Merger Sub shall not in such event be responsible hereunder for the fees and expenses of more than one such firm of separate counsel for all indemnified parties, in addition to any local counsel. Merger Sub will not be liable for any settlement of any such action effected without the written consent of Merger Sub (which shall not be unreasonably withheld), and, except as provided above, Merger Sub agrees to indemnify and hold harmless each member of the Investor Group from and against any loss or liability by reason of settlement of any action effected with the consent of Merger Sub. In addition, Merger Sub will not, without the prior written consent of the relevant Notifying Person, settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action in respect of which indemnification or reimbursement may be sought hereunder (whether or not any member of the Investor Group is a party thereto), unless such settlement, compromise, consent or termination includes an unconditional release of each of the members of the Investor Group from all claims, actions, proceedings, demands, liabilities, damages, judgments, assessments, losses, costs and other liabilities arising out of such action.

          If any term, provision, covenant or restriction contained in this
Exhibit I is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          The obligations of Merger Sub set forth herein shall apply to any modification of the agreement to which this Exhibit I is attached and shall remain in full force and effect regardless of any termination of, or the completion of the members of the Investor Group's obligations under the Commitment and services under or in connection with, such agreement.





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                                                                     EXHIBIT II


Investors                                        Total Aggregate Purchase Price
---------                                        ------------------------------
DLJMB Investors                                   $ 26,500,000
Behrman Investors                                 $ 15,000,000
GTP Investors                                     $  3,000,000




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